                                                                    EXHIBIT 99.5


                                        P R E S S  R E L E A S E

MEDIA CONTACT

Krista Thomas
CMGI
978/684-3141
kthomas@cmgi.com

                       CMGI Completes Private Placement

Andover, MA, June 30, 1999 - CMGI, Inc., (Nasdaq: CMGI) has completed a $375 million private placement of its Series C Convertible Preferred Stock. The shares were purchased by funds managed by four institutional investment managers. Shoreline Pacific Institutional Finance, The Institutional Division of Financial West Group, arranged for the private placement transaction.

Proceeds of the private placement will be used for acquisitions of controlling positions in companies and working capital purposes.

About CMGI

A recognized leader in the Internet economy, CMGI (Nasdaq: CMGI) has built a substantial base of Internet operating companies and, through its @Ventures affiliates, has invested in a growing portfolio of synergistic Internet enterprises which enhance the value of its core holdings. This unique method of generating equity for its shareholders is what CMGI calls "creating net value." Microsoft, Intel and Sumitomo hold minority positions in CMGI.

CMGI's majority-owned subsidiaries include Activerse, Adsmart, Engage, iCast, Magnitude Network, NaviSite, NaviNet, Planet Direct and ZineZone. The Company's @Ventures affiliates have ownership interests in Lycos, Inc. (Nasdaq: LCOS), Critical Path (Nasdaq: CPTH), Silknet (Nasdaq: SILK), Ancestry.com, Asimba, blaxxun, BizBuyer.com, CarParts.com, Chemdex, eCircles.com, Furniture.com, HotLinks, KOZ.com, MotherNature.com, NextMonet.com, NextPlanetOver.com, OneCore.com, ONElist, Productopia, Promedix.com, Raging Bull, Softway Systems, Speech Machines, ThingWorld.com, Universal Learning Technology, Vicinity, Virtual Ink and Visto.

CMGI is also the majority-owner of SalesLink, InSolutions and On-Demand Solutions, leaders in direct marketing, fulfillment and turnkey arenas. CMGI Corporate headquarters is located at 100 Brickstone Square, Andover, MA 01810.
Telephone: 978-684-3600. Fax: 978-684-3814. Additional information is available on the company's Web site at http://www.CMGI.com.
                             -------------------


                                     # # #